EXHIBIT 2(b)
                         FIRST AMENDMENT
                               TO
                ASSET SALE AND PURCHASE AGREEMENT

     This First Amendment (this "Amendment") is made as of the 1st day of February, 1994, by and between Kaw River Shredding, Inc., a Kansas corporation ("Purchaser"), and Prolerized Steel Corporation, a Texas corporation ("Seller"), wholly-owned by Proler International Corp. ("Proler"). Capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Agreement (as defined below).


                      W I T N E S S E T H:

     WHEREAS, Purchaser and Seller entered into that certain Asset Sale and Purchase Agreement dated as of January 14, 1994 (the
"Agreement");

     WHEREAS, the Closing Date under the Agreement was January 31, 1994, Seller was not in default under the Agreement and was prepared to consummate the transactions under the Agreement no later than January 31, 1994, and Purchaser has requested that Seller agree to extend such Closing Date;

     WHEREAS, Seller is entitled to receive the Deposit as contemplated in Section 23(b) of the Agreement if it terminates the Agreement, but is willing to extend the Closing Date at Purchaser's request for the consideration and subject to the terms and conditions hereof and the modifications to the Agreement set forth herein;

     NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto hereby amend the Agreement and covenant and agree as follows:

     1. Disbursement of Deposit. Purchaser agrees to execute the notice to the Escrow Agent attached hereto as Exhibit 1 at the time it executes this Amendment, and immediately thereafter to deliver or cause to be delivered to the Escrow Agent such executed notice, together with Purchaser's check, dated the date hereof and made payable to Escrow Agent, in the amount of $250.00 in payment of Purchaser's portion of the fee called for by Section 5(c) of the EscrowAgreement. Pursuant to the terms of the notice, the Deposit will be paid to Seller and, subjectonly to Section 23(b)(i) of the Agreement, thereafter Purchaser shall have no interest in the Deposit. The interest earned on the Deposit shall be considered for all purposes as a part of theDeposit and shall also be disbursed to Seller.

     2. Additions to Schedule B. Purchaser and Seller hereby agree that Purchaser willassume any scrap sales contracts entered into by Seller in the ordinary course of business andrelating to the Site by adding such contracts to Schedule B prior to the Closing. Withoutlimiting the foregoing, Purchaser and Seller specifically agree to amend Schedule B to theAgreement by adding thereto certain contracts and do hereby agree that the following sectionis added to Schedule B:

                                 "FEBRUARY SCRAP SALES

                    Contracting         Purchase
     Item              Party             Order         Price/G.T.
1. 3125 Gross       David J. Joseph     Not            $151.00
   Tons             Co. (for C.F.& I.   Available      Shipping
                    Steel Co.--Pueblo,                 Point
                    CO)

2. 425 Gross Tons   Green Pipe          2-3191         $147.00--
                    Products Co.                       Shipping
                    (Council Bluffs,                   Point
                    IA)

3. 10,000 Gross     GST Steel Co.       K02-2236       $154.00
   Tons             (Kansas City,                      Delivered"
                    MO)

In addition, Item 5 on Schedule B is hereby amended to read in its entirety as follows:

     "5.  T4500 Check    Standard   1/1/94 to     Renewal Pending
          Printer        Register   12/31/94      (Approximately
                                                  $300)"

     3. Amendment of Section 4(a). Section 4(a) of the Agreement is hereby amended to read in its entirety as follows:

          "(a) Deposit. If the Closing is consummated, at the Closing the sum of (i) the amount of the Deposit actually paid by the Escrow Agent to Seller and (ii) $250.00 (representing the Seller's portion of the Escrow Agent's fee) will be credited against the Purchase Price. If the Closing is not consummated, then Seller shall retain the Deposit and Purchaser shall have no interest therein unless Purchaser is specifically entitled to return of the Deposit pursuant to
     Section 23(b)(i) of this Agreement."

     4.   Amendment of Section 6.

          (a) Section 6(a) of the Agreement is hereby amended to read in its entirety as follows:

          "(a) Time and Place. The closing ("Closing") of the transactions contemplated herein shall take place at the offices of Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisiana, 19th Floor, Houston, Texas 77002 at 9:00 a.m. on the business day following forty-eight (48) hours' notice, given on a business day, from Purchaser to Seller that Purchaser is prepared to consummate the transactions under the Agreement, but in no event later than February 28, 1994. The date of the Closing determined as provided herein is referred to as the Closing Date. The parties agree that time is of the essence with respect to the Closing. The transactions contemplated by this Agreement shall be effective as of the close of business on the Closing Date. At the Closing, the parties hereto will deliver such instruments as are described in Section 21 or elsewhere in this Agreement."

          (b) Section 6(b) of the Agreement is hereby amended to read in its entirety as follows:

          "(b) Risk of Loss. Title, possession and risk of loss for destruction or damage to the Assets shall pass to Purchaser as of the effective time of the Closing; provided, however, that this Section 6(b) shall not diminish, limit or otherwise impair in any manner Purchaser's or Seller's rights under the other provisions of this Agreement that apportion liability among the parties with respect to events, occurrences or omissions arising or occurring during specified periods. Notwithstanding anything to the contrary in the Uniform Vendor and Purchaser Risk Act or any other statute or regulation, if any improvements on the Site are materially damaged or destroyed prior to the Closing Date, this Agreement shall not terminate or otherwise be affected, the Purchase Price shall not be reduced, and Seller shall have no obligation or liability to Purchaser because of any such damage or destruction. However, in the event the Closing is consummated, Purchaser shall be entitled to receive, and Seller shall assign to Purchaser, all insurance proceeds, if any, payable to Seller as a result of any such damage or destruction."

          (c) There is hereby added to Section 6 of the Agreement the following sub-section:

          "(c) Purchaser agrees to pay to Seller at the Closing, by wire transfer of immediately available funds to an account designated by Seller, as additional consideration for Seller agreeing to execute this Amendment and extend the Closing Date the amount of

               (i) $1,000.00 per day for the period commencing on February 1, 1994 and ending on February 15, 1994, or such earlier date as the Closing actually occurs;
               and

               (ii) $2,500.00 per day for the period commencing on February 16, 1994 and ending on February 28, 1994, or such earlier date as the Closing actually occurs."

     5.   Amendment of Section 7.

          (a) Section 7(b) of the Agreement is hereby amended to read in its entirety as follows:

          "(b) Purchaser and its representatives have reviewed the final report of such inspection and determined, and Purchaser hereby agrees, that Seller is not obligated to perform or pay for any remediation at the Site. If Purchaser elects to conduct any remediation at the Site, Purchaser shall conduct or cause to be conducted such remediation only after the Closing and shall be solely responsible for paying for such remediation."

          (b) There is hereby added to Section 7 of the Agreement the following sub-sections:

          "(d) Upon receipt of a confidentiality agreement from Purchaser's lender ("Lender") in form and substance suitable to Seller, Seller shall cooperate with the reasonable requests of an environmental consulting firm ("Consultant") retained by Lender to conduct a modified Phase One environmental audit of Seller's operations at the Site. Such cooperation may include interviews by Consultant with key employees of Seller and Proler, as necessary, and allowing Consultant to review Seller's environmental compliance file, if necessary. Such cooperation shall not include any other communications between lender, its officers, directors, employees or representatives with the officers, directors, employees or other representatives of Seller or Proler.


          (e) The modified Phase One environmental audit referred to in Section 7(d) and to which Seller gives its consent may consist of, and shall be limited to, the following procedures:

               (i)  Review of federal, state and local
                    environmental agency files and interviews with agency representatives for compliance history, correspondence, permits or registrations and inclusion under the following:

                         ERN
                         CERCLIS
                         NPL
                         RCRA generator
                         RCRA TSD facilities
                         State or local UST and LUST
                         State or local hazardous waste sites
                         State or local landfill or solid waste
                           disposal sites

                    and others as appropriate.

               (ii) Site visit to

                -   determine the use of property
                -   determine the use of surrounding property
                -   review environmental permits,
                         registrations, etc.
                -    interview key employees

             (iii)  Review of aerial photographs or fire insurance
               maps.

          (f) Seller agrees promptly to discuss with its legal counsel the possible need to give notice to any governmental agency of any recent remediation conducted by Seller at the Site. In the event such counsel advises Seller that such notice is required to be given, or that the law is unsettled and that such notice may be required, Seller agrees promptly to provide such notice to the appropriate agency or agencies."

     6.   Amendment of Section 17.

          (a) Section 17(a) of the Agreement is hereby deleted in its entirety.

          (b) Section 17(d) of the Agreement is hereby amended to read in its entirety as follows:

          "(d) Access to Information, Premises. Prior to the Closing and subject to notice from Purchaser that it is prepared to consummate the transactions under the Agreement, Seller shall give to Purchaser, and its representatives, reasonable access, after reasonable notice, during normal business hours, to the Site for the sole purpose of inspecting the Inventory and the Improvements, Fixtures and Equipment prior to the Closing."

     7. Amendment of Section 18. Section 18(a) of the Agreement is hereby deleted in its entirety.

     8. Deletion of Section 19. Section 19 of the Agreement is hereby deleted in its entirety.

     9. Amendment of Section 21. Section 21 of the Agreement is hereby amended to read in its entirety as follows:

          "(a) Seller.  At the Closing, Seller shall deliver to
     Purchaser:

               (i) Instruments of sale, transfer, assignment and conveyance covering the Assets and substantially in the form attached hereto as Exhibits 2, 3, and 4;

              (ii) An executed certificate in the form attached hereto as Exhibit 5.

              (iii) An opinion of counsel to Seller substantially in the form attached hereto as Exhibit 6.

          (b) Purchaser. At the Closing, Purchaser shall deliver to Seller:

               (i)  The Purchase Price as provided in Section 4;

              (ii)  The amount owed to Seller as set forth in
          Section 6(c);

             (iii) Instruments of assumption of each of the contracts, leases and obligations to be assumed by Purchaser substantially in the form attached hereto as Exhibits 2, 3, and 4;

              (iv) An executed certificate in the form attached hereto as Exhibit 7; and

               (v) An opinion of counsel to Purchaser in form and substance satisfactory to Seller as to Purchaser's corporate existence, its authority to enter into this Agreement and consummate the transactions contemplated hereby, the enforceability (subject to customary exceptions) of the Agreement against Purchaser and such other matters as may be reasonably requested by Seller."

     10.  Amendment of Section 23.

          (a) Section 23(a) of the Agreement is hereby amended to read in its entirety as follows:

          "(a) Termination. This Agreement may be terminated, by written notice from the terminating party to the other, as follows:

               (i) by Seller, if the conditions precedent to Seller's obligations to close as set forth in Section 20 shall not have been satisfied or waived by the Closing
          Date; or

              (ii)  by Purchaser for any reason.

          In the event of the termination of this Agreement pursuant to this Section 23(a), neither party shall have any obligation or liability to the other hereunder, except that any provision which by its terms shall survive the termination of this Agreement, and the Confidentiality Agreement, shall continue in full force and effect. Without limiting the foregoing, the Deposit shall remain the property of Seller."

          (b) Section 23(b)(i) of the Agreement is hereby amended to read in its entirety as follows:

               "(i) In the event that Purchaser has complied with all of its obligations under this Agreement and is ready, willing and able to consummate the transactions hereunder, and Seller fails to complete this sale when all of the conditions set forth in Section 20 have been fulfilled and Purchaser is not in default under this Agreement, Purchaser shall have, as Purchaser's only remedy against Seller, the option of (a) terminating this Agreement by giving written notice to Seller at or prior to the Closing whereupon the Deposit shall be returned to Purchaser by Seller and Seller shall have no other or further liability or obligation to Purchaser, or (b) enforcing this Agreement, after waiving any defaults constituting Seller's breach of this Agreement and taking such title to and possession of the Assets as Seller is then able to transfer and convey against receipt from Purchaser of the full Purchase Price and the amount referred to in Section 6(c), and Purchaser's performance of all of its other obligations hereunder, with no diminution as a result of any default of Seller hereunder. Purchaser shall not have any right to terminate this Agreement under this Section 23(b)(i) until it has notified Seller pursuant to Section 30 that it deems Seller to be in default for failing to complete the sale and has given Seller a reasonable opportunity to cure such default and complete the sale."

          (c) Sections 23(b) (ii) and (iii) are hereby deleted in their entirety.


     11. Effectiveness and Effect. This Amendment shall become effective upon the actual receipt by Seller of the Deposit from the Escrow Agent and, until such receipt, the terms and conditions of the Agreement as executed on January 14, 1994 shall continue in full force and effect. Except as amended hereby, the terms and conditions of the Agreement shall remain in full force and effect; provided, however, that to the extent any of such terms and conditions are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control and all such inconsistent terms and conditions in the Agreement shall automatically be amended to conform to the provisions of this Amendment.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

                              PROLERIZED STEEL CORPORATION


                              By   HERMAN PROLER
                                   Herman Proler, Chairman and
                                   Chief Executive Officer

                              KAW RIVER SHREDDING, INC.


                              By   RICHARD I. GALAMBA
                                   Richard I. Galamba, President


     The undersigned Proler International Corp. joins in the signing of the foregoing Amendment, solely for the purpose of acknowledging its assent thereto.

                              PROLER INTERNATIONAL CORP.

                              By   HERMAN PROLER
                                   Herman Proler, Chairman and
                                   Chief Executive Officer